EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements File No. 333-159130, File No. 333-197329, and File No. 333-196128 on Form S-8 of Quaint Oak Bancorp, Inc. of our report dated March 29, 2016, relating to our audit of the consolidated financial statements, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K of Quaint Oak Bancorp, Inc. for the year ended December 31, 2015.

Wexford, Pennsylvania
March 29, 2016

S.R. Snodgrass, P.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania  15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345